Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contact:

Thomas C. Hoster	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
thoster@road-inc.com	dlebedeff@road-inc.com

@Road® Reports Record Revenues and Profits in the First Quarter
Cash and Short-term Investments Exceed $108 million

Fremont, CA – April 22, 2004 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, today announced record results for the first quarter ended March 31, 2004.

Service revenues for the first quarter of 2004 were $14.0 million, up 32 percent from $10.6 million reported for the same period in 2003 and up 2 percent from $13.7 million for the fourth quarter in 2003. Total revenues for the first quarter of 2004 were $17.9 million, up 30 percent from $13.7 million reported for the same period in 2003 and up 4 percent from $17.2 million for the fourth quarter 2003.

“We have been managing the competing demands of cash, profitability and growth. With a strong cash position and profitability, we are now focusing on an aggressive growth strategy,” said Krish Panu, president and CEO of @Road. “We recently announced that we plan to acquire MDSI Mobile Data Solutions, Inc. which we believe will help us further accelerate our growth,” stated Mr. Panu.

“By combining with MDSI, we believe we will be able to:

•	cross-sell our solutions between customer bases,

•	use the MDSI customer base as a springboard for international expansion in Europe, Asia-Pacific and Africa, and

•	leverage three major vertical markets penetrated by MDSI—utilities, cable/broadband and telecommunications.

Upon closing the transaction, our revenues should increase by approximately 50 percent,” concluded Mr. Panu.

Net income for the first quarter of 2004 was $3.1 million, or $0.05 per diluted share, compared with a net loss of $1.3 million, or a loss of $0.03 per diluted share, for the same period in 2003.

The company’s condensed consolidated balance sheet at March 31, 2004 included $108.2 million of cash, cash equivalents and short-term investments. Total assets as of March 31, 2004 were $142.4 million. “We believe that by improving profitability, generating cash and maintaining a strong balance sheet, we increase customer confidence that we have the resources to help them with their mobile resource management needs,” concluded Mr. Panu.

First Quarter 2004 Highlights

•	Financial – Increased the subscriber base by 4 percent from December 31, 2003 and by 31 percent from March 31, 2003; increased cash, cash equivalents and short-term investments by $2.5 million in the first quarter of 2004 from the fourth quarter of 2003.

•	Acquisitions – Signed a definitive agreement providing for the acquisition of MDSI Mobile Data Solutions, Inc. (Nasdaq: MDSI, TSX: MMD), a leading provider of mobile workforce management software solutions, for a combination of stock and cash. The transaction is expected to close in the third quarter 2004.

•	Strategic Customers – Selected by Waste Management, Inc. to provide MRM services to approximately 3,500 new GeoManagerSM subscribers to help the company improve operations and manage field activity.

•	New Services – In partnership with TransDecisions, @Road developed a waste roll-off routing application specifically designed for the waste industry. The solution is built on the LocationSmartSM technology platform that currently services the company’s North American subscribers, and is designed to streamline and improve routing operations for the waste industry.

Introduced @Road TimeConnectSM, an automated time tracking and task management application for Nextel® GPS-enabled mobile phones by Motorola. Mobile workers can choose from a variety of pre-selected messages to automatically record shift and job start and stop times; task start and stop times during a job; and break times during a shift.

Introduced @Road FieldServicesSM, a suite of 18 new reports specifically designed to help field service organizations uncover operations inefficiencies and measure actual productivity against expected goals.

Customers can apply their business rules to capture mobile data that can then be analyzed to measure field operations productivity.

•	Infrastructure – Improved and enhanced the existing infrastructure, resulting in increased capacity, improved response time, and richer user functions.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, April 22, commencing at 2:00 p.m. Pacific Time, to discuss first quarter financial results. Participating in the call will be @Road President and CEO Krish Panu and CFO Tom Hoster. All interested parties may listen by dialing 800-314-7867 or 719-867-0640, or by tuning into the Webcast at www.road.com.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to approximately 130,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release, including the proposed acquisition by @Road of MDSI, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, fluctuations in @Road operating results and profitability; scalability of the @Road business model; ability of @Road to successfully develop, market and sell its products and services, including the waste roll-off routing application, @Road TimeConnect, @Road FieldServices and @Road Pathway; ability of @Road to sell and deploy its products and services to large customers, including Waste Management; availability and reliability of the @Road infrastructure; dependence on wireless networks owned and controlled by others; ability of @Road to execute its plan and adapt to a rapidly changing economic and business environment; and general economic and political conditions. In addition, potential risks and uncertainties of the proposed acquisition by @Road of MDSI include, but are not limited to, the possibility that the transaction will not close; that the closing may be delayed; the reaction of @Road and MDSI customers to the transaction; and the ability of @Road to integrate MDSI’s operations and employees. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 12, 2004, Report on Form 10-Q dated November 14, 2003 and in its other filings with the Securities and Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo, @Road Pathway, GeoManager, @Road TimeConnect, LocationSmart and @Road FieldServices are trademarks and/or service marks of At Road, Inc. All other trademarks and service marks are the property of their respective owners.

Additional information regarding the proposed acquisition of MDSI Mobile Data Solutions Inc. and where to find it

MDSI Mobile Data Solutions Inc. plans to distribute a management proxy circular to its shareholders containing information about the proposed acquisition of MDSI by @Road. Investors and security holders are urged to read the circular carefully when it is available. The circular will contain important information about @Road, MDSI, the combination, the persons soliciting proxies relating to the combination, their interests in the combination, and related matters. The circular will be available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

@Road files annual, quarterly and special reports, proxy statements and other information with the SEC. MDSI files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and annual and special reports with the SEC. You may read and copy any reports, statements or other information filed with the SEC by @Road or MDSI at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC’s other public reference rooms in New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. @Road filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at www.sec.gov. MDSI’s filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

At Road, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31, 2004	December 31, 2003(*)
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$108,238	$105,669
Accounts receivable, net	6,105	7,109
Inventories	4,019	2,425
Deferred product costs and other current assets	13,149	13,190

Total current assets	131,511	128,393
Property and equipment, net	2,300	2,298
Deferred product costs and other assets	8,630	8,325

Total assets	$142,441	$139,016

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$10,368	$10,522
Deferred revenue and customer deposits	9,859	9,751

Total current liabilities	20,227	20,273
Deferred revenue	6,391	6,582
Other long term liabilities	17	33

Total liabilities	26,635	26,888
Stockholders’ equity:
Common stock	228,956	228,441
Deferred stock compensation	—	(4)
Notes receivable from stockholders	(37)	(87)
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(113,112)	(116,222)

Total stockholders’ equity	115,806	112,128

Total liabilities and stockholders’ equity	$142,441	$139,016

(*) Derived from the audited December 31, 2003 financial statements

At Road, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2004	2003	2003
Revenues:
Service	$14,027	$13,710	$10,603
Product	3,865	3,527	3,138

Total revenues	17,892	17,237	13,741

Costs and expenses:
Cost of service revenue (excluding intangibles amortization included below)	3,963	3,871	3,792
Cost of product revenue	4,405	4,692	4,637
Intangibles amortization	10	10	424
Sales and marketing	3,111	3,064	2,597
Research and development	1,367	1,360	1,336
General and administrative	2,182	2,355	2,218
Stock compensation	4	26	192

Total costs and expenses	15,042	15,378	15,196

Income (loss) from operations	2,850	1,859	(1,455)
Other income, net	260	238	152

Net income (loss)	$3,110	$2,097	$(1,303)

Net income (loss) per share:
Basic	$0.06	$0.04	$(0.03)

Diluted	$0.05	$0.04	$(0.03)

Shares used in calculating net income (loss) per share:
Basic	53,771	53,450	47,577

Diluted	58,298	58,209	47,577